Exhibit 10.1
SECOND AMENDMENT TO AGREEMENT
     WHEREAS, Tollgrade Communications, Inc., a Pennsylvania corporation (the “Corporation”) and Michael D. Bornak, an individual residing in the Commonwealth of Pennsylvania and an employee of the Corporation (the “Executive”) have previously entered into an agreement regarding Executive’s employment and the possibility of a change-in-control, dated as of March 12, 2010 as amended December 15, 2010 (the “Agreement”);
     WHEREAS, the parties desire to further amend the Agreement; and
     WHEREAS, the Executive and the Corporation agree to the amendments to the Agreement, on the date herewith.
     NOW, THEREFORE, the Corporation and the Executive, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, agree that the Agreement shall be amended as follows:
            1. Section 4(e) of the Agreement shall be and hereby is deleted in its entirety and shall have no further force and effect and in its place the following shall be inserted:
(e)	If any payment or payments due the Executive pursuant to this Agreement and those which are otherwise payable or distributable to or for the benefit of the Executive in connection with a change of control of the Corporation, including a Change-in-Control (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including without limitation (i) payments, benefits and distributions pursuant to this Agreement and (ii) deemed amounts under the United States Internal Revenue Code of 1986, as amended (the “Code”), resulting from the acceleration of the vesting of any stock options or other equity-based incentive award) (all such payments, benefits and distributions being referred to herein as “Contract Payments”), result in an excise tax being imposed on the Executive pursuant to Section 4999 of the Code, or any successor federal taxing provision to such Section 4999 (“Excise Tax”), then the Corporation shall pay to the Executive at the time when each Contract Payment is made, subject to Section 4(h) and the following sentence, an amount (a “Gross-Up Payment”) such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Contract Payments. Notwithstanding the foregoing, all such amounts payable by the Corporation pursuant to this Section 4(e) shall be paid by the end of the Executive’s taxable year next following the Executive’s taxable year in which the Executive remits the related taxes. The Corporation shall be obligated to pay the Gross-Up Payment to the Executive without regard to whether his employment with the Corporation is terminated in connection with a change of control of the Corporation, including a Change-in-Control.
          2. This amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Except as provided in this amendment, the Agreement as previously amended is, in all other respects, unchanged and is and shall continue to be in full force and effect, and is hereby in all respects ratified and confirmed.

     IN WITNESS WHEREOF, the parties have executed this amendment, in duplicate, on the dates set forth below.

TOLLGRADE COMMUNICATIONS, INC.
By:	/s/ Joseph G. O’Brien
	Name:	Joseph G. O’Brien
	Title:	VP, Human Resources

Date Signed: February 20, 2011
EXECUTIVE
/s/ Michael D. Bornak
Michael D. Bornak

Date Signed: February 20, 2011